News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 8.00 a.m. April 23, 2007
Jerry Davis (media) 215-977-6298
(Investors) 866-248-4344
No. 9
SUNOCO LOGISTICS PARTNERS L.P. REPORTS FIRST QUARTER 2007 RESULTS AND DECLARES INCREASED FIRST
QUARTER DISTRIBUTION
     PHILADELPHIA, April 23, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced quarterly net income for the first quarter ended March 31, 2007 of $22.3 million, or $0.70 per limited partner unit on a diluted basis, compared with $18.4 million, or $0.66 per limited partner unit on a diluted basis, for the first quarter of 2006. The 21.1 percent increase in net income was due mainly to increased revenues at the Partnership’s Nederland Terminal, operating results from the acquisitions completed in 2006 in the Western Pipeline System, increased revenues at the Partnership’s refined product terminals associated with ethanol blending and product additives and increased other income associated with the August 2006 acquisition of a 55.3 percent equity interest in the Mid-Valley Pipeline Company. These increases were partially offset by lower lease acquisition margins, higher interest expense related to financing the acquisitions completed in 2006 and the Partnership’s organic growth capital program and increased selling, general and administrative expenses related to the acceleration of compensation expense associated with the Partnership’s long term incentive plan in accordance with applicable accounting standards.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared a cash distribution for the first quarter 2007 of $0.825 per common partnership unit ($3.30 annualized) payable May 15, 2007 to unitholders of record on May 8, 2007, an increase of $.0125 per partnership unit over the preceding quarter ($0.05 annualized increase).
     “Results in our business continue to increase as a result of good operations, new organic growth projects on line as well as previously completed acquisitions”, said Deborah M. Fretz, President and Chief Executive Officer. “The increased earnings of 21.1 percent versus last year’s first quarter has resulted in an increase in our distribution to our unitholders of $3.25 to $3.30 annually and represents the fifteenth distribution increase in the past sixteen quarters, a 10.0 percent increase over the first quarter of 2006.”
Segmented First Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased $0.2 million to $9.7 million for the first quarter 2007 from $9.9 million for the first quarter 2006. This decrease was primarily the result of a $2.5 million increase in total expenses partially offset by a $2.3 million increase in total revenues. Sales and other operating revenue increased from $25.3 million in the prior year’s quarter to $27.0 million for the first quarter 2007 due to an increase in total shipments. The increase in shipments was due to higher throughput on the Marysville, Michigan to Toledo, Ohio crude oil pipeline resulting from the completion of a project to expand the capacity of the pipeline, which was completed during the fourth quarter 2006. Additionally, refined product revenues increased compared to the prior year’s quarter despite decreased volumes on certain pipeline segments which support a refinery that completed a maintenance turnaround during the quarter. Other income increased $0.6 million compared to the prior year’s quarter due primarily to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased from $10.6 million in the first quarter 2006 to $12.0 million in the first quarter 2007 due mainly to increased utility costs along with increased employee and maintenance costs. Selling, general and administrative expenses increased from $4.1 million during the first quarter 2006 to $5.6 million in the first quarter 2007 due mainly to decreased capitalization of certain engineering employee costs associated with the Partnership’s organic growth capital program along with the acceleration of compensation expense noted above. Depreciation and amortization expense decreased $0.4 million in the first quarter 2007 to $2.3 million as certain assets reached the end of their depreciation life during the third quarter 2006.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $12.3 million for the first quarter 2007, an increase of $2.9 million from $9.4 million for the prior year’s first quarter. Total revenues increased $3.8 million from the prior year’s first quarter to $32.9 million due primarily to increased revenues at the Partnership’s Nederland Terminal, increased revenues associated with the addition of ethanol blending at the Partnership’s refined product terminals starting in May 2006 and additional product additive revenues and increased volumes at the refined product terminals. These increases were partially offset by a decrease in crude volumes at the Partnership’s refinery terminals compared to the prior year period which resulted from a maintenance turnaround at a refinery supported by the terminals. Selling, general and administrative expenses increased $1.0 million for the first quarter 2007 to $4.5 million when compared to the prior year period primarily due to the acceleration of compensation expenses noted above.
Western Pipeline System
     Operating income for the Western Pipeline System increased $3.6 million to $9.0 million for the first quarter 2007 from $5.4 million for the first quarter 2006. The increase was primarily the result of higher crude oil pipeline volumes associated with the March 2006 acquisitions of the Millennium and Kilgore crude oil pipelines and the Amdel pipelines along with an increase in other income of $2.1 million related primarily to the acquisition of a 55.3 percent equity interest in the Mid-Valley Pipeline Company in August 2006. These increases were partially offset by lower lease acquisition margins. Total revenues and cost of products sold and operating expenses increased compared with the prior year’s quarter due principally to an increase in lease acquisition volumes associated with contango inventory positions and increased bulk purchase and sale activity partially offset by a decrease in crude prices. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, decreased to $58.23 per barrel for the first quarter 2007 from $63.53 per barrel for the first quarter 2006. Operating expenses were higher also as a result of increased costs associated with operating the 2006 acquired assets. Selling, general and administrative expenses decreased $2.0 million for the first quarter 2007 when compared to the prior year period due primarily to the Western Area office relocation which was completed during the first quarter 2006, partially offset by the acceleration of compensation expenses noted above.

Other Analysis
Financing Costs
     Net interest expense increased $2.4 million for the quarter ended March 31, 2007, compared to the prior year’s respective period, primarily due to increased borrowings related to the Partnership’s 6.125% Senior Notes which were issued during the second quarter of 2006. During the first quarter of 2007, the Partnership increased borrowings under its credit facility by $48.0 million to fund its organic growth capital program and contango inventory positions. Total debt outstanding of $540.0 million at March 31, 2007 consisted of $424.0 million of Senior Notes and $116.0 million of borrowings under the Partnership’s credit facility.
Capital Expenditures
     Maintenance capital expenditures decreased $3.8 million to $2.6 million for the first quarter 2007 from the first quarter 2006 which included capital expenditures associated with the Western area office relocation noted above. Management anticipates maintenance capital expenditures to be approximately $25.0 million for the year ended December 31, 2007.
     Expansion capital expenditures decreased for the first quarter 2007 when compared to the first quarter of 2006 due primarily to the March 2006 acquisitions of the Millennium and Kilgore pipelines and the Amdel pipelines for $108.9 million. Excluding these acquisitions, expansion capital expenditures for the first quarter 2007 increased by $7.2 million due to the continued construction at Nederland of six new crude oil storage tanks with a total capacity of approximately 3.6 million shell barrels and pipeline connections within the Western Pipeline System. In addition, the Partnership began the previously announced project to construct three additional crude oil storage tanks, with a combined capacity of 2.0 millions shell barrels, and a 12-mile 30” crude oil pipeline from the Nederland Terminal to Motiva’s Port Arthur, Texas refinery.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $0.7 million for the three months ended March 31, 2007, for capital expenditures associated with improvements to certain assets incurred during the period. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Income Statement
Sales and other operating revenue	$1,549,570	$1,260,971
Other income	5,039	2,391

Total Revenues	1,554,609	1,263,362

Cost of products sold and operating expenses	1,499,258	1,214,786
Depreciation and amortization	8,904	8,946
Selling, general and administrative expenses	15,519	15,003

Total costs and expenses	1,523,681	1,238,735

Operating income	30,928	24,627
Interest cost and debt expense, net	9,174	6,759
Capitalized interest	(553)	(556)

Net Income	$22,307	$18,424

Calculation of Limited Partners’ interest:
Net Income	$22,307	$18,424
Less: General Partner’s interest	(2,079)	(1,344)

Limited Partners’ interest in Net Income	$20,228	$17,080

Net Income per Limited Partner unit
Basic	$0.71	$0.66

Diluted	$0.70	$0.66

Weighted average Limited Partners’ units outstanding:
Basic	28,564,996	25,819,210

Diluted	28,702,728	25,944,752

Capital Expenditure Data:
Maintenance capital expenditures	$2,636	$6,439
Expansion capital expenditures	15,245	116,913

Total	$17,881	$123,352

	March 31, 2007	Dec. 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$—	$9,412
Total Debt	539,959	491,910
Total Partners’ Capital	578,664	582,911

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2007	2006
Eastern Pipeline System:
Sales and other operating revenue	$26,974	$25,276
Other income	2,536	1,972

Total Revenues	29,510	27,248

Operating expenses	11,956	10,649
Depreciation and amortization	2,307	2,650
Selling, general and administrative expenses	5,559	4,068

Operating Income	$9,668	$9,881

Terminal Facilities:
Total Revenues	$32,880	$29,120

Operating expenses	12,481	12,557
Depreciation and amortization	3,675	3,700
Selling, general and administrative expenses	4,469	3,473

Operating Income	$12,255	$9,390

Western Pipeline System:
Sales and other operating revenue	$1,489,708	$1,206,582
Other income	2,511	412
Total Revenues	1,492,219	1,206,994

Cost of products sold and operating expenses	1,474,821	1,191,580
Depreciation and amortization	2,922	2,596
Selling, general and administrative expenses	5,491	7,462

Operating Income	$8,985	$5,356

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	63,491,427	60,988,946
Revenue per barrel mile (cents)	0.472	0.460

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	415,567	383,233
Nederland terminal	556,622	489,667
Refinery terminals (3)	613,511	693,677

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	533,906	485,007
Crude oil purchases at wellhead (bpd)	185,151	181,413
Gross margin per barrel of pipeline throughput (cents) (5)	24.9	28.4

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, the Millennium and Kilgore pipeline system and the Amdel pipeline system from acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
          An investor call with management regarding our first-quarter results is scheduled for Monday morning, April 23 at 9:30 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 4172464”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #4172464.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 20.4 million barrels of crude oil terminal capacity (including 13.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in the Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2007. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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